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                                                                   Exhibit 10.1


                             EMPLOYMENT AGREEMENT
                             --------------------

        AGREEMENT ("Agreement") made as of the 15th day of May 1994, by and between Psychemedics Corporation, a Delaware corporation, with its principal office at 1280 Massachusetts Ave., Cambridge, Massachusetts 02138 (hereinafter called the "Company"), and Werner A. Baumgartner, Ph.D. (hereinafter called the "Employee").

        WHEREAS, the Employee is employed by the Company on the date hereof; and

        WHEREAS, the Company desires to continue the employment of the Employee to render services to and on behalf of the Company at a salary in excess of the salary paid by the Company to the Employee prior to the effective date hereof, but only on the condition that the Employee agree to be bound by all of the terms and conditions set forth in this Agreement;

        WHEREAS, the Employee desires to be employed by the Company with a salary at the rate set forth below and on the terms and conditions set forth in this Agreements;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

        1. EMPLOYMENT TERM The Company hereby agrees to employ the Employee for a three (3) year term commencing as of May 15, 1994 upon the terms and conditions herein contained. The Company further agrees to provide Employee with written notice given at least six (6) months in advance of expiration of this Agreement as to whether the Company wishes to negotiate with Employee for renewal. The giving of such notice, if specifying an intent to renew, shall not be binding upon the Company to execute an extension or new agreement with Employee, it being acknowledged that the Company's sole obligation under such circumstance shall be to negotiate in good faith. In the event no notice is given and Employee's employment is not continued as an executive upon expiration of this Agreement, Employee shall be entitled to the severance benefits set forth in Section 12 hereof.

        2.      DUTIES   (a)  The Employee shall be employed by the Company as
Director of Scientific and Regulatory Affairs and shall perform all duties in connection therewith, which duties shall include, without limitation, direction and supervision of Company research and development, including without limitation, development of inventions of new hair analysis tests, (e.g. for antidepressants, antipsychotics, alcohol and other agents), antibody and labeled antigen production for existing and future tests, planning and supervision of clinical trials for new hair analysis tests, and GC/MS research. Duties shall further include supervision of the scientific quality of the Company's testing operations, market development, collaboration with the National Institute on Drug Abuse, National Institute of Justice, the National Institute on Standards and Technology, the Drug Enforcement Agency, the Federal Bureau of


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Investigation, the General Accounting Office, the Food and Drug Administration
and other organizations in the U.S. and overseas for introducing hair analysis to the public sector, development of field studies in the workplace, pre-natal, criminal justice, rehabilitation and psychiatric areas, preparation and presentation of scientific papers which further the acceptance of hair analysis; and testimony as an expert witness at such times and at such places as the Company may reasonably require. Employee will also work closely with the President in establishing and implementing government regulatory and scientific community plans and strategies.

        (b) Employee represents and warrants to the Company that his employment by the Company and the performance of his duties hereunder do not violate the terms or conditions of any other agreement or understanding by which Employee is bound or subject, including, without limitation, the terms of any agreement or understanding which Employee may now have or hereinafter be subject to with Wadsworth V.A. Hospital, Nuclear Medicine Department, Los Angeles, California (the "V.A"), and Employee knows of no basis for any claim that he is so bound or subject.

        3.      EXTENT OF SERVICE         The Company hereby acknowledges that
Employee is presently employed by the V.A. on a part- time basis and may continue in such capacity for not more than twenty (20) hours per week provided the objective of Employee's affiliation is limited to advancing the scientific non-proprietary aspects of hair analysis. Notwithstanding the foregoing, the Employee shall devote the remainder of his working time to the business of the Company. Employee agrees at all times to devote his skills, knowledge and energies to the promotion and in furtherance of the Company's best interests.

        4.      COMPENSATION              As full compensation for the services
to be performed by the Employee hereunder, the Company shall pay and the Employee shall accept an initial annual base salary of One Hundred Fifteen Thousand Six Hundred Seventy Two ($115,672) Dollars per year (the "Base Salary"). Said Base Salary may be adjusted from time to time as hereinafter provided. All Base Salary shall be payable in accordance with the Company's standard payroll policies for executive employees. Nothing contained herein shall be construed so as to prevent the Board of Directors of the Company from declaring and paying a bonus to Employee upon review of the business operations of the Company and review of Employee's performance of his duties hereunder.

        5.      ADJUSTMENTS TO BASE SALARY                 It is expressly
acknowledged by the Company that the Employee's Base Salary has been based, in part, on the amount of compensation earned and anticipated to be earned by the Employee from his employment with the V.A. In view of the foregoing, the Company hereby agrees that if the Employee shall, for any reason whatsoever, including without limitation, any salary cut-back, reduction in days or hours worked, or voluntary or involuntary termination


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or dismissal, gross less than $2,794.00 per month in salary or consulting fees from the V.A. (the "V.A. Target Salary"), the Company shall adjust the Employee's Base Salary for the month just completed by an amount equal to the difference between the actual salary, if any, earned by Employee from the V.A. and said V.A. Target Salary. For purposes hereof, adjustments shall be calculated beginning with the month ended June 30, 1994 and thereafter on the last day of each successive month during the term of this Agreement.

        6.      COST OF LIVING ADJUSTMENT         The Base Salary due Employee
hereunder (and the V.A. Target Salary) shall be adjusted annually on the anniversary date of this Agreement to reflect the change for the year just ended in the consumer price index for all urban consumers in the Los Angeles area as published by the Bureau of Labor Statistics; provided that no downward adjustments shall be made.

        7.      FRINGE BENEFITS           During the term of this Agreement, the
Employee shall be entitled to the following fringe benefits:

                      (a) VACATION The Employee shall be entitled to four (4) weeks during each twelve-month period hereof.

                      (b) EMPLOYEE BENEFIT PLANS In addition to the compensation set forth hereinabove, the Employee shall also be entitled to participate in such employee benefit plans and such other fringe benefits, if any, as the Company shall establish for its executive personnel from time to time. Without limiting the generality of the foregoing, Employee may elect to receive, in lieu of Company provided medical and dental insurance, a term life insurance policy for the benefit of Employee's designated beneficiary in the amount of $300,000 (the "Term Policy").

                      (c)  BUSINESS EXPENSES   The Company agrees to reimburse
Employee for reasonable out-of-pocket expenses incurred in connection with the Company's business, including without limiting the generality of the foregoing, travel and accommodations for all authorized business trips (including conventions and trade shows), and any and all other expenses incurred by Employee in connection with the promotion of the Company's business upon presentation of proper vouchers therefor.

        8.      LIMITS ON TRAVEL AND RELOCATION   The Company hereby agrees that
Employee shall not be required to travel on Company business in connection with the performance of his duties hereunder for more than fifteen (15) days per year. The Company further agrees that Employee shall not be required to perform his on-site duties at any Company business location which is not within thirty
(30) miles of Employee's present residential address.

        9.      TERMINATION               (a)  Notwithstanding the Term of
Employment set forth in Section 1 hereof, this Agreement shall terminate:

         (1) Upon receipt by the Employee of written notice thereof from the Company, in the event that the termination is for cause.

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         (2)     Upon the death of the Employee.

         (3) Upon the permanent disability of the Employee. For purposes of this Agreement, the Employee shall be considered to be permanently disabled if he is unable to perform the full-time and normal duties associated with his employment hereunder for a period of six months during the Term of Employment by reason of physical or mental illness or incapacity, provided, however, that a resumption of full-time and normal duties associated with his employment for a continuous period of forty-five (45) days, shall be deemed to be a resumption of full-time and normal duties hereunder, and any subsequent disability shall not include a period of previous disability.

         (4) Sixty (60) days following the receipt by the Company of written notice thereof by the Employee.

As used herein, the Employee's employment hereunder shall be deemed to have been terminated for cause if it has been terminated for any of the following reasons: (i) the willful and continued failure by the Employee to perform substantially the services contemplated by this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the President of the Company which specifically identifies the manner in which it is alleged that the Employee has not substantially performed such services, or (ii) the willful engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Company; provided that, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company. It is also expressly understood that the Employee's attention to or engagement in matters not directly related to the business of the Company during the Company's business hours shall not provide a basis for termination for cause if such attention or engagement is authorized by the terms of this Agreement or has otherwise been approved by the Board of Directors of the Company.

        (b) Upon the expiration or other termination of this Agreement, all obligations of the Company to the Employee shall forthwith terminate, except for any obligation to pay the Base Salary or any other benefit which may have accrued and be due and payable hereunder at the time of such expiration or other termination.

        10.     DEATH BENEFIT             In the event of death  of the Employee
during the term hereof, the Company shall pay to the Employee's estate at the beginning of each month for each of the next six (6) months following such death, an amount equal to the Employee's monthly Base Salary, and all adjustments thereto, in effect at the date of death. All of such payments shall be integrated with and

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reduced by any payments which the Employee or the Employee's estate, may receive under any insurance policy, plan or program which the Company may maintain for the benefit of the Employee (but excluding payments made on account of the Term Policy under section 7 (b) hereof).

        11. CONFIDENTIAL INFORMATION Employee agrees to be bound by all of the terms and conditions set forth in the Employee Confidentiality Agreement dated the date hereof (the "Confidentiality Agreement") in the form attached hereto as Exhibit A.

        12.     SEVERANCE BENEFITS                In the event the Company fails
to comply with the advance notice requirements prior to expiration of this Agreement in accordance with section 1 hereof, Employee shall be entitled to receive his Base Salary, and all adjustments thereto in effect at the time of expiration, for six (6) months thereafter, provided, however, that no such severance benefits shall be payable to the Employee in the event of the termination of this Agreement pursuant to Section 9 hereof.

        13. NOTICES All notices under this Agreement shall be in writing and shall be deemed to have been given if addressed and mailed by registered or certified mail, return receipt requested, if to the Company:

                          Leroy O. Moyer
                          Psychemedics Corporation
                          1280 Massachusetts Ave.
                          Cambridge, Massachusetts  02138


with a copy to:

                          Edward S. Brewer, Jr.
                          Lynch, Brewer, Hoffman & Sands
                          101 Federal Street
                          Boston, MA  02110


and if to the Employee:

                          Werner A. Baumgartner, Ph.D.
                          24622 Skyline View Drive
                          Malibu, CA  90265


with a copy to:

                          Samuel P. Sears, Jr., Esquire
                          Star Tobacco Corporation
                          16 South Market Street
                          Petersburg, VA  23803

or to such other address for notice as may be specified by any party hereto by notice given in the manner herein provided.

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        14.     SUCCESSORS AND ASSIGNS    This Agreement shall inure to the
benefit of and shall be binding upon the Company and its successors and assigns, and shall be binding upon the Employee and his heirs, executors, administrators and legal representatives to the extent that the context so permits.

        15.     ENTIRE AGREEMENT          This instrument together with the
Confidentiality Agreement contain the entire agreement of the parties with respect to the subject matter hereof. They may not be changed, modified, extended terminated or discharged orally, but only by an agreement in writing signed by the party against whom enforcement is sought. This Agreement shall be governed by the laws of the State of California. If any part of this Agreement shall be or become unenforceable, then the same shall be deemed severed and the remainder of the Agreement shall be fully enforceable.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                           PSYCHEMEDICS CORPORATION

                                           By: /s/ Raymond C. Kubacki, Jr.
                                               ---------------------------
                                           Raymond C. Kubacki, Jr.
                                           President and Chief Executive Officer



                                           /s/ Werner A. Baumgartner,
                                           -------------------------------
                                           Werner A. Baumgartner, Ph.D.


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                                                                  EXHIBIT A

                      EMPLOYEE CONFIDENTIALITY AGREEMENT
                      ----------------------------------

        This Agreement is entered into as of the 15th day of May 1994 by and between PSYCHEMEDICS CORPORATION, a Delaware corporation (the "Company"), and Werner A. Baumgartner, Ph.D. (the "Employee") as a condition of and as additional consideration for the Company's agreement to continue employment of the Employee as an employee of the Company.

         1.       NON DISCLOSURE:


        a) The Employee recognizes that his relationship with the Company is one of high trust and confidence by reason of access to and contact with confidential information of the Company.

        b) The Employee hereby acknowledges and agrees that, during the term of his employment with the Company and at any time thereafter, he will not, without the express written consent of a duly authorized executive officer of the Company, communicate directly or indirectly or divulge or use for the benefit of himself or of any other person, firm, association, corporation, or any other entity, any of the Company's trade secrets, proprietary data, technical information, ideas, pricing concepts, formulas, processes and methods, including, without limitation to the generality of the foregoing, anything to do with the Company's proprietary methods for the analysis of hair and other keratinized structures for the presence of foreign substances and the technical data, know-how and inventions related thereto, and any information, reports, results or test data derived therefrom, as well as any business and financial plans, pricing information, customer and prospective customer lists, marketing strategies and the like (hereinafter collectively called the "Proprietary Information") that were communicated to or otherwise learned or acquired by the Employee in the course of his employment. As long as such Proprietary Information is treated as confidential by the Company and otherwise has not been disclosed lawfully to the public, the Employee shall be bound to the provisions hereof, which provisions the parties agree shall survive any termination of his employment with the Company.

        c) Upon termination of his employment with the Company, the Employee promptly shall deliver to the Company all records, reports, drawings, designs, plans, software and other documents containing any Proprietary Information (and all copies thereof) that the Employee may then possess or have under his control by virtue of his role as an employee of the Company.

        d) Prior to the Employee accepting or otherwise engaging in duties pursuant to a position of employment or a contract or understanding with a person or entity operating or doing business in the general field covered by the Proprietary Information, the Employee agrees as follows:

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           (i)  the Employee shall inform the person or entity that he is bound under the terms of this Agreement;

           (ii) the Employee shall provide a copy of this Agreement to the person or entity; and

          (iii) the Employee shall provide the Company with a representation in writing from the person or entity that the person has reviewed the terms of this Agreement and the Employee and the person or entity agrees to respect the terms thereof and not to accept from the Employee or otherwise make use of the Proprietary Information and not to engage in activity which would violate the Employee's obligations under this Agreement.

        e) Notwithstanding the provisions of paragraphs 1(a) and (b) of this Agreement, the Employee may continue after termination of his employment with the Company to perform private research using the Proprietary Information to which he had access while an employee. As to such Proprietary Information that is maintained as confidential by the Company, such Proprietary Information may not, without the express written agreement of a duly authorized executive officer of the Company, be disclosed pursuant to the terms of paragraph 1(a) hereof. As to all patents that name the Employee as an inventor, the Employee is granted a royalty free, perpetual license for research purposes only and may not sell or license, except to the Company, any ideas or inventions derived from his use of the licensed patents.

         2.      ASSIGNMENT OF INVENTIONS:


        a) Any and all inventions, processes, procedures, systems discoveries, designs, configurations, technology, trade secrets and improvements (whether or not patentable and whether or not they are made conceived or reduced to practice during working hours or using the Company's data or facilities ("Inventions") that the Employee makes, conceives, reduces to practice, or acquires during employment with the Company (either solely or jointly with others) and that are related to the Company's present or planned business, including, without limitation, any inventions or discoveries pertaining to the Proprietary Information (as defined in Paragraph 1 hereof) shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by the Employee in a fiduciary capacity for the sole benefit of the Company. The Employee agrees to assign to the Company, without further compensation, such Inventions and any and all patents, copyrights, trademarks trade names or applications therefor, in the United States and elsewhere, relating thereto.

        b) The Employee agrees to keep and maintain adequate and current written records of all such Inventions (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.



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        c)  The Employee will disclose promptly to the Company all such
Inventions and will assist the Company in obtaining and enforcing for its own benefit patents on such Inventions in any country. Upon request, the Employee will execute all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

         3.      CONTINUATION OF OBLIGATIONS


        The Employee understands that his obligations under this Agreement will continue after the termination of employment with the Company, and the Employee will continue to perform his obligations hereunder without further consideration, except for: (i) the payment by the Company to the Employee of reasonable consulting fees for services required under this Agreement which are rendered after the termination of employment; and (ii) reimbursement of expenses incurred at the request of the Company. In addition, the Employee understands that the absence of a request by the Company for information, for the making of an oath, or for the execution of any document shall in no way be construed to constitute a waiver of the Company's rights under this Agreement.

         4.      ABSENCE OF RESTRICTIONS:


        a) The Employee hereby represents that, except as disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

        b) The Employee further represents that the performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired in confidence or in trust prior to employment with the Company. The Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

        5. INJUNCTIVE RELIEF: The Employee acknowledges specifically that any breach or threatened breach of any provision of this Agreement or of the Employment Agreement ("Employment Agreement") between the Employee and the Company dated the date hereof will cause irreparable harm to the Company and will entitle the Company to seek immediate injunctive relief (in addition to any other rights or remedies the Company may have) to prevent a violation of either of such Agreements.




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        6.      SUCCESSORS AND ASSIGNS:   This agreement shall inure to the
benefit of and shall be binding upon the Company, its successors and assigns and shall be binding upon the Employee and his heirs, executors, administrators and legal representatives to the extent that the context so permits.

        7. ENTIRE AGREEMENT: This instrument together with the Employment Agreement contain the entire understanding of the parties pertaining to the subject manner contained therein, and supersede all prior and contemporaneous agreements, representations and understandings of the parties and may not be changed, modified, extended, terminated or discharged orally, but only by agreement in writing signed by both parties.

        8. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        9. SEVERABILITY: In the event a court of law shall find, for any reason, that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Said court shall have the power to modify any invalid, illegal or unenforceable provision to the extent necessary to give such provision full force and effect under the laws of the State of California.

        IN WITNESS WHEREOF, the Employee has executed this Agreement under seal the day and year first above written and the Company has caused this Agreement to be executed under seal by its duly authorized representative the day and year first above written.

                                                 PSYCHEMEDICS CORPORATION

                                                 BY: /s/ Raymond C. Kubacki, Jr.
                                                    ----------------------------
                                                 Raymond C. Kubacki, Jr.
                                                 President & CEO

                                                 EMPLOYEE
                                                 /s/ Werner A. Baumgartner
                                                 -------------------------------
                                                 Werner A. Baumgartner, Ph.D.


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